Exhibit 99.1

MTY Food Group Inc. Successfully Completes Acquisition of Papa Murphy’s Holdings, Inc.

MONTREAL, May 23, 2019 - MTY Food Group Inc. (“MTY”) (TSX:MTY) is pleased to announce that it has completed the acquisition of Papa Murphy’s Holdings, Inc. (“Papa Murphy’s”) (NASDAQ:FRSH) through the consummation of a merger of its wholly-owned subsidiary, MTY Columbia Merger Sub, Inc. (“Merger Sub”), with and into Papa Murphy’s without a vote of the Papa Murphy’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware. In the merger, each share of Papa Murphy’s common stock outstanding immediately prior to the effective time of the merger (other than any shares held in the treasury of Papa Murphy’s, owned by Merger Sub or held by any Papa Murphy’s stockholder who has validly exercised its appraisal rights under the General Corporation Law of the State of Delaware) has been converted into the right to receive US$6.45 per share, net to the seller in cash, without interest and subject to any tax withholdings. As a result of the merger, Papa Murphy’s became an indirect wholly-owned subsidiary of MTY. Papa Murphy’s support center will continue to be located and operated in Vancouver, Washington.

As a result of the acquisition, shares of common stock of Papa Murphy’s ceased trading prior to the open of the market on May 23, 2019 and will no longer be listed on the Nasdaq Stock Market.

National Bank Financial Inc. acted as exclusive financial advisor to MTY and Fasken Martineau DuMoulin LLP and Morrison & Foerster LLP acted as its legal advisors. North Point Advisors LLC acted as exclusive financial advisor to Papa Murphy’s and Perkins Coie LLP acted as its legal advisor.

About MTY Food Group

MTY Food Group franchises and operates quick-service and casual dining restaurants under approximately 75 different banners in Canada, the United States and internationally. Based in Montreal, MTY is a family whose heart beats to the rhythm of its brands, the very soul of its multibranded strategy. For over 35 years, it has been increasing its presence by delivering new concepts in quick-service restaurants and making acquisitions and strategic alliances that have allowed it to reach new heights year after year. By combining new trends with operational know-how, the brands forming the MTY Food Group now touch the lives of millions of people every year. With approximately 7,400 locations, the many flavours of the MTY Food Group have the key to responding to the different tastes and needs of consumers today and tomorrow.

For more information about MTY or the transaction, please contact Pierre Boucher or Jennifer McCaughey, MaisonBrison, at 1-514-731-0000 or by email at pierre@maisonbrison.com or jennifer@maisonbrison.com or visit our website, https://mtygroup.com or SEDAR’s website at www.sedar.com under MTY’s name.

About Papa Murphy’s Holdings

Papa Murphy’s Holdings, Inc. is a franchisor and operator of the largest Take ‘n’ Bake pizza brand in the United States, selling hand-crafted, fresh pizzas for customers to bake at home. Papa Murphy’s was founded in 1981 and currently operates over 1,400 franchised and corporate-owned stores in 37 U.S. states, Canada, and the United Arab Emirates. Papa Murphy’s core purpose is to help anyone with an oven and 15 minutes serve a scratch-made meal. In addition to fresh pizzas, Papa Murphy’s offers hand-crafted salads, sides and desserts to complete the meal. Order online today at www.papamurphys.com for easy pick up everywhere, and find Papa Murphy’s on your favorite delivery apps in select markets.

Forward-Looking Information

Certain information in this communication constitutes “forward-looking” information that involves known and unknown risks and uncertainties, future expectations and other factors which may cause the actual results, performance or achievements of MTY, MTY Franchising USA, Inc., Merger Sub, Papa Murphy’s or the combined company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. All statements other than statements of historical facts included in this communication may constitute forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “anticipate”, “estimate”, “may”, “will”, “expect”, “believe”, “plan” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. These forward-looking statements are not facts or guarantees of future performance, but only reflections of estimates and expectations of MTY, MTY Franchising USA, Inc., Merger Sub’s and Papa Murphy’s management and involve a number of risks, uncertainties, and assumptions.

The forward-looking information contained in this communication reflects MTY, MTY Franchising USA, Inc., Merger Sub’s and Papa Murphy’s current expectations and assumptions regarding future events and operating performance and speaks only as of the date of this communication. While these assumptions and expectations are considered reasonable, a number of factors could cause the actual results, level of activity, performance or achievements to be materially different from the expectations and assumptions of MTY, MTY Franchising USA, Inc., Merger Sub and Papa Murphy’s, including those discussed in MTY’s public filings available at www.sedar.com and in particular in its most recent annual information form under “Risk Factors” and in its management’s discussion and analysis for its fiscal year ended November 30, 2018 under “Risk and Uncertainties” and in Papa Murphy’s public filings with the SEC, available at ww.sec.gov, including under those discussed under “Risk Factors” in Papa Murphy’s most recent annual report on Form 10-K for the fiscal year ended December 31, 2018.

Readers are further cautioned not to place undue reliance on forward-looking information as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Forward-looking information contained in this communication is expressly qualified by this cautionary statement. Except as required by law, neither of MTY, MTY Franchising USA, Inc., Merger Sub or Papa Murphy’s assumes any obligation to update or revise forward-looking information to reflect new events or circumstances.

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